HomeStreet, Inc. Reports First Quarter 2019 Results and Discontinued Operations

Key highlights and developments for the First Quarter 2019 and subsequent:

•
Approved a plan of exit or disposal of our home loan center-based mortgage origination business and related mortgage loan servicing, resulting in a recast of our financial statements to reflect discontinued operations accounting and the elimination of segment reporting

•
Entered into an agreement on April 4, 2019 to sell substantially all of our stand-alone home loan centers and to transfer to the buyer a significant portion of the related personnel - expected to be completed in the second quarter of 2019

•	Sold single family mortgage servicing rights ("MSRs") totaling $14.26 billion in unpaid principal balance, representing $176.9 million in MSR fair value

•	Approved a $75 million common stock repurchase program

•
Completed the acquisition of a retail deposit branch in San Marcos, California, with approximately $74.5 million in deposits, along with $112.1 million of commercial loans and a San Diego County focused commercial lending team

•	Opened two de novo retail branches in San Jose and Santa Clara, California

•	Grew loans held for investment to $5.36 billion, an increase of 5% from December 31, 2018, and 12% from March 31, 2018

•	Increased deposits to $5.18 billion, an increase of 6% from December 31, 2018, and 8% from March 31, 2018

•	Increased noninterest bearing deposits to $683.8 million, an increase of 12% from December 31, 2018, and 15% from March 31, 2018

SEATTLE –April 30, 2019 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq:HMST) (including its consolidated subsidiaries, the “Company” or “HomeStreet”), the parent company of HomeStreet Bank, today announced that after giving effect to the adoption of a plan of exit or disposal with respect to the stand alone home loan center based mortgage origination and related servicing businesses, the Company had a net loss of $1.7 million, or $0.06 loss per diluted share for the first quarter of 2019 compared with net income of $15.2 million, or $0.56 per diluted share for the fourth quarter of 2018 and net income of $5.9 million or $0.22 per diluted share for the first quarter of 2018. Core net income(1) of $8.1 million, or $0.30 per diluted share for the first quarter of 2019, compared with core net income(1) of $9.7 million, or $0.36 per diluted share for the fourth quarter of 2018 and core net income(1) of $5.6 million, or $0.21 per diluted share for the first quarter of 2018. Net income (loss) and core net income (loss) include both continuing and discontinued operations.
Included in net income was $9.6 million of loss on exit or disposal and restructuring-related expenses, net of tax, associated with costs related to the plan of exit or disposal and an agreement to sell substantially all of the assets related to the Bank’s home loan center-based single family mortgage origination and servicing business and a related reduction in personnel. Of the estimated range of total loss on disposal and restructuring costs of approximately $19.5 million to $24.2 million reported in our press release dated April 4, 2019, we recognized $12.9 million in the first quarter of 2019. These costs include severance and benefit related expenses of $1.1 million; facilities, information technology and related expenses of $10.7 million; and $1.1 million of other expenses.
Net income from continuing operations for the first quarter of 2019 was $5.1 million or $0.19 per diluted share, compared with $12.5 million, or $0.46 per diluted share for the fourth quarter of 2018 and net income from continuing operations of $1.8 million or $0.06 per diluted share for the first quarter of 2018.
As a result of the Board of Director's approval of the plan of exit or disposal, the revenues and certain expenses of the mortgage banking businesses historically reported in our former Mortgage Banking segment have been reclassified and are now reported as discontinued operations. In accordance with generally accepted accounting principles, expenses reported in discontinued operations include only direct operating expenses incurred by the discontinued businesses that are identifiable as costs of the businesses sold, but only to the extent that we do not expect to continue to recognize such classes of expenses after the close of the transactions. Certain indirect costs, such as those related to corporate overhead and shared service functions that were previously allocated to the discontinued former Mortgage Banking segment and other expenses that do not meet the foregoing criteria are now reported in continuing operations.
“During the past several months we have made significant progress toward achieving our long-term strategic goals,” said Mark K. Mason, HomeStreet's Chairman of the Board, President, and Chief Executive Officer. “We are executing a series of transactions that, when completed, will redefine our business. We executed an agreement to sell substantially all of our home loan centers and we sold $14.26 billion unpaid principal balance of related single family mortgage servicing rights. Negotiating and concurrently executing these transactions has been challenging, and I wish to thank our staff, partners, and advisors for their hard work.
“Our exit of the home loan center-based mortgage origination and related mortgage servicing business will significantly reduce the size and scope of HomeStreet’s single family mortgage banking business and substantially mitigate the impact of this cyclical and volatile earnings stream. Our remaining single family mortgage origination and servicing business will be much smaller, integrated with our regional commercial and consumer banking business, and will be reported within continuing operations. Going forward, originations will be sourced through our bank locations, online, and affinity relationships. We thank those employees who are part of these transactions for their tireless efforts and contributions to our success.

“Under generally accepted accounting principles, we are unable to recognize in the results of Discontinued Operations all of the corporate overhead and support costs such as information technology, human resources, legal and accounting that we incurred to support these businesses and previously reported in the results of operations of our former Mortgage Banking segment. These "Stranded Costs" are identified in the financial tables in this release and totaled $8.3 million during the first quarter of 2019. As part of our plan of exit or disposal of our home loan center based mortgage origination and servicing business, we have already identified approximately 45% to 50% of these Stranded Costs for reduction, the majority of which will occur during the second quarter of 2019. Included in these initial reductions are approximately 100 employees in corporate overhead positions whose positions will be eliminated prior to year-end 2019 and we provided notice to those affected employees earlier this month. In addition to these initial reductions, we have initiated a corporate wide efficiency improvement project to go beyond the current restructuring plan to improve the operating efficiency of the entire Company through further cost reductions and revenue growth. As part of this initiative, we have engaged the services of highly regarded consultants who have successfully helped many west coast banks improve their operating efficiency.
“These transactions, particularly the sale of mortgage servicing rights, have provided substantial regulatory capital relief supporting a share repurchase program for up to $75 million of our common stock. This share repurchase program underscores our confidence in HomeStreet’s future performance and long-term value creation for our shareholders. Once these transactions are complete and their total financial impact are known, the Board of Directors will consider potential uses of any remaining excess capital, which may include additional share repurchases, establishing a regular cash dividend or other measures intended to improve long-term shareholder value.”

(1) For notes on non-GAAP financial measures see page 21.

Conference Call
HomeStreet, Inc., the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, April 30, 2019 at 3:00 p.m. EDT. Mark K. Mason, President and CEO, and Mark R. Ruh, Executive Vice President and Chief Financial Officer, will discuss first quarter 2019 results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10129750 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada and 1-412-317-1075 internationally) shortly before 3:00 p.m. EDT.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10129750.

The information to be discussed in the conference call will be posted on the Company's web site shortly before the market opens on Tuesday, April 30, 2019.
About HomeStreet
Now in its 98th year, HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, investment and insurance products, and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii. Certain information about our business can be found on our investor relations web site located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.

Contact:	Investor Relations:
HomeStreet, Inc.
Gerhard Erdelji (206) 515-4039
Gerhard.Erdelji@HomeStreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended
(dollars in thousands, except share data)	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018

Income statement data (for the period ended):
Net interest income	$47,557	$48,910	$47,860	$47,745	$45,448
Provision for credit losses	1,500	500	750	1,000	750
Noninterest income	8,092	10,382	10,650	8,405	7,096
Noninterest expense	47,846	47,892	47,914	49,964	49,471
Income from continuing operations before income taxes	6,303	10,900	9,846	5,186	2,323
Income tax expense (benefit) from continuing operations	1,245	(1,575)	1,757	1,015	569
Income from continuing operations	5,058	12,475	8,089	4,171	1,754
(Loss) income from discontinued operations before income taxes	(8,440)	3,959	4,561	3,641	5,449
Income tax (benefit) expense from discontinued operations	(1,667)	1,207	815	713	1,337
(Loss) income from discontinued operations	(6,773)	2,752	3,746	2,928	4,112
NET (LOSS) INCOME	$(1,715)	$15,227	$11,835	$7,099	$5,866
Basic income (loss) per common share:
Income from continuing operations	$0.19	$0.46	$0.30	$0.15	$0.07
(Loss) income from discontinued operations	(0.25)	0.10	0.14	0.11	0.15
Basic (loss) income per common share	$(0.06)	$0.56	$0.44	$0.26	$0.22
Diluted income (loss) per common share:
Income from continuing operations	$0.19	$0.46	$0.30	$0.15	$0.06
(Loss) income from discontinued operations	(0.25)	0.10	0.14	0.11	0.15
Diluted (loss) income per common share	$(0.06)	$0.56	$0.44	$0.26	$0.22
Common shares outstanding	27,038,257	26,995,348	26,989,742	26,978,229	26,972,074

Core net income (2)	$8,139	$9,721	$12,253	$12,547	$5,597
Core diluted income per common share (2)	$0.30	$0.36	$0.45	$0.46	$0.21
Weighted average number of shares outstanding:
Basic	27,021,507	26,993,885	26,985,425	26,976,892	26,927,464
Diluted	27,185,175	27,175,522	27,181,688	27,156,329	27,159,000
Shareholders' equity per share	$27.63	$27.39	$26.48	$26.19	$25.99
Tangible book value per share (2)	$26.26	$26.36	$25.43	$25.12	$24.90

Financial position (at period end):
Loans held for investment, net	$5,345,969	$5,075,371	$5,026,301	$4,883,310	$4,758,261
Total assets	7,171,405	7,042,221	7,029,082	7,163,877	6,924,056
Deposits	5,178,334	4,888,558	4,943,545	4,901,164	4,803,674
Shareholders' equity	747,031	739,520	714,782	706,459	700,963

Other data:
Full-time equivalent employees (ending)	1,937	2,036	2,053	2,253	2,384

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended
(dollars in thousands, except share data)	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018

Financial performance, continuing and discontinued: (8)
Return on average shareholders' equity (1)	(0.91)%	8.30%	6.23%	3.78%	3.27%
Return on average shareholders' equity, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax) (2)	4.34%	5.30%	6.45%	6.68%	3.12%
Return on average tangible shareholders' equity, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax) (2)	4.51%	5.51%	6.70%	6.95%	3.25%
Return on average assets	(0.10)%	0.86%	0.66%	0.40%	0.35%
Return on average assets, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax) (2)	0.45%	0.55%	0.69%	0.71%	0.33%
Net interest margin (3)	3.11%	3.19%	3.20%	3.25%	3.25%
Efficiency ratio (4)	100.66%	84.64%	86.19%	91.84%	92.20%
Core efficiency ratio (2)(5)	87.81%	85.43%	85.71%	86.11%	92.51%
Asset quality:
Allowance for loan losses/total loans (6)	0.80%	0.81%	0.80%	0.80%	0.81%
Allowance for loan losses/nonaccrual loans	271.99%	356.92%	419.57%	409.97%	359.32%
Nonaccrual loans/total loans	0.29%	0.23%	0.19%	0.20%	0.23%
Nonperforming assets/total assets	0.23%	0.17%	0.15%	0.14%	0.16%

Regulatory capital ratios for the Bank: (7)
Tier 1 leverage capital (to average assets)	11.17%	10.15%	9.70%	9.72%	9.58%
Tier 1 common equity risk-based capital (to risk-weighted assets)	14.88%	13.82%	13.26%	12.69%	12.30%
Tier 1 risk-based capital (to risk-weighted assets)	14.88%	13.82%	13.26%	12.69%	12.30%
Total risk-based capital (to risk-weighted assets)	15.77%	14.72%	14.15%	13.52%	13.09%
Risk-weighted assets	$5,347,115	$5,121,575	$5,072,821	$5,291,165	$5,116,728
Regulatory capital ratios for the Company: (7)
Tier 1 leverage capital (to average assets)	10.73%	9.51%	9.17%	9.18%	9.08%
Tier 1 common equity risk-based capital (to risk-weighted assets)	12.62%	11.26%	10.84%	10.48%	9.26%
Tier 1 risk-based capital (to risk-weighted assets)	13.68%	12.37%	11.94%	11.56%	10.28%
Total risk-based capital (to risk-weighted assets)	14.58%	13.27%	12.82%	12.38%	10.97%
Risk-weighted assets	$5,626,399	$5,396,261	$5,363,263	$5,524,113	$5,833,243

(1)	Net earnings available to common shareholders divided by average shareholders' equity.

(2)
Core net income; core diluted income per common share; tangible book value per share of common share; core efficiency ratio; return on average shareholders' equity, return on average tangible shareholders' equity, and return on average assets, in each case excluding income tax reform-related items, restructuring related items and acquisition-related items, are non-GAAP financial measures. For additional information on these non-GAAP financial measures and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(3)	Net interest income divided by total average interest-earning assets on a tax equivalent basis.

(4)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(5)	Noninterest expense divided by total net revenue (net interest income and noninterest income), adjusted for restructuring-related and acquisition-related items.

(6)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses /total loans was 0.86%, 0.85%, 0.84%, 0.85% and 0.87% at March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018 and March 31, 2018, respectively.

(7)	Regulatory capital ratios at March 31, 2019 are preliminary.

(8)	Consolidated operations include both continuing and discontinued operations.

HomeStreet, Inc. and Subsidiaries
Five Quarter and Year to Date Consolidated Statements of Operations

	Quarter Ended
(in thousands, except share data)	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018

Interest income:
Loans	$62,931	$62,070	$58,624	$56,168	$51,488
Investment securities	5,564	5,979	5,580	5,527	5,559
Other	188	204	76	123	64
	68,683	68,253	64,280	61,818	57,111
Interest expense:
Deposits	14,312	13,359	11,286	9,562	7,788
Federal Home Loan Bank advances	4,642	4,088	3,277	2,780	2,229
Federal funds purchased and securities sold under agreements to repurchase	304	159	83	24	32
Long-term debt	1,744	1,706	1,695	1,662	1,584
Other	124	31	79	45	30
	21,126	19,343	16,420	14,073	11,663
Net interest income	47,557	48,910	47,860	47,745	45,448
Provision for credit losses	1,500	500	750	1,000	750
Net interest income after provision for credit losses	46,057	48,410	47,110	46,745	44,698
Noninterest income:
Net gain on loan origination and sale activities	2,607	3,516	4,193	2,710	1,447
Loan servicing income	1,043	872	954	937	908
Depositor and other retail banking fees	1,745	2,104	2,031	1,947	1,937
Insurance agency commissions	625	535	588	527	543
(Loss) gain on sale of investment securities available for sale	(247)	1	(4)	16	222
Other	2,319	3,354	2,888	2,268	2,039
	8,092	10,382	10,650	8,405	7,096
Noninterest expense:
Salaries and related costs	25,279	25,649	25,183	27,005	27,205
General and administrative	8,182	7,274	8,591	8,701	8,366
Amortization of core deposit intangibles	333	406	406	407	406
Legal	(204)	980	873	816	704
Consulting	1,408	746	426	615	682
Federal Deposit Insurance Corporation assessments	821	1,069	880	998	861
Occupancy	4,968	4,572	4,548	4,453	4,530
Information services	7,088	7,246	7,005	6,967	6,810
Net (benefit) cost from operation and sale of other real estate owned	(29)	(50)	2	2	(93)
	47,846	47,892	47,914	49,964	49,471
Income from continuing operations before income taxes	6,303	10,900	9,846	5,186	2,323
Income tax expense (benefit) from continuing operations	1,245	(1,575)	1,757	1,015	569
Income from continuing operations	5,058	12,475	8,089	4,171	1,754
(Loss) income from discontinued operations before income taxes	(8,440)	3,959	4,561	3,641	5,449
Income tax (benefit) expense for discontinued operations	(1,667)	1,207	815	713	1,337
(Loss) income from discontinued operations	(6,773)	2,752	3,746	2,928	4,112
NET (LOSS) INCOME	$(1,715)	$15,227	$11,835	$7,099	$5,866

Basic income (loss) per common share:
Income from continuing operations	$0.19	$0.46	$0.30	$0.15	$0.07
(Loss) income from discontinued operations	(0.25)	0.10	0.14	0.11	0.15
Basic (loss) income per share	$(0.06)	$0.56	$0.44	$0.26	$0.22
Diluted income (loss) per common share:
Income from continuing operations	$0.19	$0.46	$0.30	$0.15	$0.06
(Loss) income from discontinued operations	(0.25)	0.10	0.14	0.11	0.15
Diluted (loss) income per share	$(0.06)	$0.56	$0.44	$0.26	$0.22
Basic weighted average number of shares outstanding	27,021,507	26,993,885	26,985,425	26,976,892	26,927,464
Diluted weighted average number of shares outstanding	27,185,175	27,175,522	27,181,688	27,156,329	27,159,000

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Financial Condition

Assets:	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018		Mar. 31, 2018
Cash and cash equivalents	$67,690	$57,982	$59,006	$176,218		$66,289
Investment securities	816,878	923,253	903,685	907,457		915,483
Loans held for sale	56,928	77,324	103,763	110,258		112,442
Loans held for investment, net	5,345,969	5,075,371	5,026,301	4,883,310		4,758,261
Mortgage servicing rights	95,942	101,963	101,843	88,419		90,972
Other real estate owned	838	455	751	752		297
Federal Home Loan Bank stock, at cost	32,533	45,497	40,732	48,157		41,923
Premises and equipment, net	85,453	88,062	88,747	91,913		96,815
Lease right-of-use assets	104,712	—	—	—		—
Goodwill	29,857	22,564	22,564	22,564		22,564
Other assets	171,776	173,413	164,970	162,648		166,808
Assets of discontinued operations	362,829	476,337	516,720	672,181		652,202
Total assets	$7,171,405	$7,042,221	$7,029,082	$7,163,877		$6,924,056
Liabilities and shareholders' equity:
Liabilities:
Deposits	$5,178,334	$4,888,558	$4,943,545	$4,901,164		$4,803,674
Federal Home Loan Bank advances	599,590	932,590	816,591	1,008,613		851,657
Accounts payable and other liabilities	124,365	169,160	155,621	167,825		167,877
Federal funds purchased and securities sold under agreements to repurchase	27,000	19,000	55,000	—		25,000
Other borrowings	—	—	—	30,007	(1)	—
Long-term debt	125,509	125,462	125,415	125,368		125,321
Lease liabilities	120,224	—	—	—		—
Liabilities of discontinued operations	249,352	167,931	218,128	224,441		249,564
Total liabilities	6,424,374	6,302,701	6,314,300	6,457,418		6,223,093
Shareholders' equity:
Preferred stock, no par value
Authorized 10,000 shares	—	—	—	—		—
Common stock, no par value
Authorized 160,000,000 shares	511	511	511	511		511
Additional paid-in capital	342,049	342,439	341,606	340,723		339,902
Retained earnings	411,826	412,009	396,782	384,947		377,848
Accumulated other comprehensive loss	(7,355)	(15,439)	(24,117)	(19,722)		(17,298)
Total shareholders' equity	747,031	739,520	714,782	706,459		700,963
Total liabilities and shareholders' equity	$7,171,405	$7,042,221	$7,029,082	$7,163,877		$6,924,056

(1)	Balance represents the annual test draw down on our HomeStreet Inc., line of credit. This balance was subsequently paid off in July 2018.

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Quarter Ended March 31,			Quarter Ended December 31,			Quarter Ended March 31,
	2019			2018			2018
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$58,650	$184	1.27%	$75,747	$275	1.44%	$79,026	$179	0.92%
Investment securities	891,813	6,048	2.71%	917,300	6,532	2.85%	915,562	6,086	2.65%
Loans held for sale(4)	285,080	3,344	4.69%	431,666	5,234	4.85%	456,862	4,653	4.10%
Loans held for investment	5,236,387	63,034	4.82%	5,035,953	60,875	4.76%	4,641,980	51,458	4.47%
Total interest-earning assets	6,471,930	72,610	4.50%	6,460,666	72,916	4.46%	6,093,430	62,376	4.12%
Noninterest-earning assets (2)(4)	721,795			652,321			656,823
Total assets	$7,193,725			$7,112,987			$6,750,253
Liabilities and shareholders' equity:
Deposits:(4)
Interest-bearing demand accounts	$375,530	$375	0.41%	$392,695	$392	0.40%	$441,363	$440	0.40%
Savings accounts	240,900	150	0.25%	257,247	174	0.27%	293,108	230	0.31%
Money market accounts	1,932,317	5,803	1.21%	1,924,671	5,195	1.07%	1,860,678	3,448	0.74%
Certificate accounts	1,597,031	8,153	2.07%	1,637,537	7,805	1.89%	1,239,042	3,844	1.24%
Total interest-bearing deposits	4,145,778	14,481	1.41%	4,212,150	13,566	1.28%	3,834,191	7,962	0.83%
Federal Home Loan Bank advances	833,478	5,614	2.69%	828,648	5,363	2.53%	858,451	3,636	1.70%
Federal funds purchased and securities sold under agreements to repurchase	47,778	304	2.54%	26,421	159	2.36%	7,333	32	1.76%
Other borrowings	7,339	94	5.15%	—	—	—%	—	—	—%
Long-term debt	125,480	1,744	5.56%	125,435	1,705	5.40%	125,290	1,584	5.07%
Total interest-bearing liabilities	5,159,853	22,237	1.74%	5,192,654	20,793	1.58%	4,825,265	13,214	1.10%
Noninterest-bearing liabilities(4)	1,283,406			1,186,364			1,207,246
Total liabilities	6,443,259			6,379,018			6,032,511
Shareholders' equity	750,466			733,969			717,742
Total liabilities and shareholders' equity	$7,193,725			$7,112,987			$6,750,253
Net interest income (3)		$50,373			$52,123			$49,162
Net interest spread			2.76%			2.88%			3.02%
Impact of noninterest-bearing sources			0.35%			0.31%			0.23%
Net interest margin			3.11%			3.19%			3.25%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are recorded in other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $670 thousand, $751 thousand and $702 thousand for the quarters ended March 31, 2019, December 31, 2018 and March 31, 2018, respectively. The estimated federal statutory tax rate was 21% for all the periods presented.

(4)	Includes average balances of discontinued operations, which were impractical to remove for the periods presented. The NIM related to discontinued operations is immaterial.

Consolidated Results of Operations
Net Income
Net income (loss) includes both continuing and discontinued operations for the periods presented.
Net income decreased in the first quarter of 2019 compared to the fourth quarter of 2018 primarily due to the $9.6 million of loss on exit or disposal and restructuring-related expenses, net of tax, and the fourth quarter 2018 recognition of a $4.9 million non-cash tax benefit from the revaluation of our net deferred tax liability related to the Tax Reform Act.
Net income decreased from the first quarter of 2018 primarily due to the $9.6 million of loss on exit or disposal and restructuring-related expenses, net of tax, taken in the quarter. The decrease is partially offset by a reduction in noninterest expense as a result of our 2017 and 2018 cost savings initiatives and an increase in net interest income primarily due to growth in loans held for investment.
Core Net Income (1)
Core net income (1), which includes both continuing and discontinued operations(1) decreased in the first quarter of 2019 compared to the fourth quarter of 2018 primarily due to a decrease in noninterest income related to a decrease in net gain on loan origination and sale activities.
Core net income(1) increased from the first quarter of 2018 primarily due to an increase in net interest income primarily due to growth in loans held for investment and from a reduction in noninterest expense as a result of our 2017 and 2018 cost savings initiatives.
Net Income from Continuing Operations
Net income from continuing operations decreased in the first quarter of 2019 compared to the fourth quarter of 2018 primarily due to the fourth quarter 2018 recognition of a $4.9 million non-cash tax benefit from the revaluation of our net deferred tax liability related to the Tax Reform Act, a decrease in net interest income primarily due to an increase in interest expense and a decrease in noninterest income.
Net income from continuing operations increased from the first quarter of 2018 primarily due to an increase in net interest income. To a lesser extent, the increase also relates to an increase in noninterest income and a reduction in noninterest expense as a result of our 2017 and 2018 cost savings initiatives.
Net Interest Income
The decrease in net interest income from the fourth quarter of 2018 was primarily due to increased interest expense on deposits and borrowings. The increase in net interest income from the first quarter of 2018 was primarily due to growth in loans held for investment.
Our net interest margin, on a tax equivalent basis, declined 8 basis point to 3.11% from 3.19% in the fourth quarter of 2018 and decreased 14 basis points from 3.25% in the first quarter of 2018. The flattening yield curve has adversely affected our net interest margin as a result of the cost of our interest-bearing liabilities increasing more quickly than the yield on our interest earning assets.
Provision for Credit Losses
The increase in the provision for credit losses from the fourth quarter of 2018 and the first quarter of 2018 was primarily due to higher net loan portfolio growth and lower net recoveries during the quarter.

(1) For notes on non-GAAP financial measures see page 21.

Noninterest Income
The decrease in noninterest income from the fourth quarter of 2018 was primarily due to a decrease in net gain on loan origination and sale activities from a decline in Fannie Mae DUS®(1) loan sales, a lower profit margin on non-Fannie Mae DUS® CRE loan sales and a fourth quarter 2018 gain on SBIC investment. The increase in noninterest income from the first quarter of 2018 is attributable to higher net gain on loan origination and sale activities from an increase in non-Fannie Mae DUS® CRE sales.
Noninterest Expense
Noninterest expense decreased from the first quarter of 2018 primarily due to savings associated with lower headcount, along with reductions in non-personnel costs from cost savings initiatives and a $672 thousand legal expense reimbursement.
Net Income (loss) from Discontinued Operations
In conjunction with the Board of Directors decision to exit or dispose of the large scale mortgage banking business, in the first quarter we sold a majority of our single family mortgage servicing rights and in April 2019, we entered into an agreement to sell substantially all of our home loan centers and related fulfillment centers. Closing conditions include minimum levels of employment offer acceptance and loan officer and branch licensing requirements. Any home loan centers or fulfillment centers not sold to HomeBridge will be closed in the second quarter. To the extent that minimum closing conditions are not met for home loan centers and fulfillment centers expected to be sold in part or in total, loss on disposal may materially exceed current estimates.
Net loss from discontinued operations was $6.8 million in the first quarter of 2019 compared to net income of $2.8 million in the fourth quarter of 2018. This decrease is primarily due to $9.6 million, net of tax, in loss on exit or disposal and restructuring related expenses and a fourth quarter 2018, $2.5 million net recovery of Washington State Business & Occupation ("B&O") taxes.
Net loss from discontinued operations was $6.8 million compared to the first quarter of 2018 net income of $4.1 million. This decrease is primarily due to $9.6 million, net of tax, in loss on exit or disposal and restructuring related expenses, a decline in single family mortgage net gain on loan origination and sale activities primarily driven by the cyclical decline in mortgage loan production and the continuing reductions in our sales force. This decrease was partially offset by reduced commissions on lower closed loan volume, savings associated with lower headcount and other saving related to our prior cost savings initiatives.
Income Taxes
Our effective income tax rate of 19.8% for the first quarter of 2019 differed from our combined Federal and blended state statutory tax rate of 23.6% primarily due to the benefit we received from tax-exempt interest income.

(1) Fannie Mae Multifamily Delegated Underwriting and Servicing Program ("DUS"®) is a registered trademark of Fannie Mae.

Other
As of March 31, 2019, we had 1,937 full-time equivalent employees, a 5% net decrease from 2,036 employees as of December 31, 2018, and a 19% net decrease from 2,384 employees as of March 31, 2018. The decrease in employees compared to March 31, 2018 was primarily due to our cost reduction initiatives. At March 31, 2019, we had 63 retail deposit branches, 32 primary home loan centers, not including satellite offices, and four primary commercial loan centers. We expect a significant number of our mortgage personnel will transition to positions with the buyer in connection with the home loan center sale. Other personnel in corporate positions supporting mortgage banking will be reduced in the remainder of 2019, primarily in the second quarter.

Five Quarter Investment Securities

(in thousands, except for duration data)	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018

Available for sale:
Mortgage-backed securities:
Residential	$112,146	$107,961	$110,294	$115,848	$121,356
Commercial	30,382	34,514	34,299	30,354	31,406
Municipal bonds	351,360	385,655	372,582	361,799	374,640
Collateralized mortgage obligations:
Residential	156,308	166,744	159,296	168,519	169,371
Commercial	122,969	116,674	113,385	111,623	97,727
Corporate debt securities	18,464	19,995	21,259	21,478	21,761
U.S. Treasury Securities	11,037	10,900	10,670	10,438	10,489
Agency Debentures	9,766	9,525	9,317	9,363	9,450
Total available for sale	812,432	851,968	831,102	829,422	836,200
Held to maturity (1)	4,446	71,285	72,584	78,035	79,283
	$816,878	$923,253	$903,686	$907,457	$915,483

Weighted average duration in years - available for sale	4.4	4.6	4.8	4.7	6.0

(1)	In conjunction with adopting ASU 2017-12 in Q1 2019, we transferred $66.2 million HTM securities to AFS.

Five Quarter Loans Held for Investment

(in thousands)	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018

Consumer loans
Single family (1)	$1,348,554	$1,358,175	$1,418,140	$1,416,072	$1,444,193
Home equity and other	585,167	570,923	540,960	513,016	470,273
Total consumer	1,933,721	1,929,098	1,959,100	1,929,088	1,914,466
Commercial real estate loans
Non-owner occupied commercial real estate	780,939	701,928	667,429	640,984	633,719
Multifamily	939,656	908,015	893,105	836,260	811,892
Construction/land development	837,279	794,544	790,622	778,094	739,248
Total commercial real estate	2,557,874	2,404,487	2,351,156	2,255,338	2,184,859
Commercial and industrial loans
Owner occupied commercial real estate	450,450	429,158	420,724	400,149	393,845
Commercial business	421,534	331,004	314,852	319,038	287,367
Total commercial and industrial loans	871,984	760,162	735,576	719,187	681,212
Total loans before allowance, net deferred loan fees and costs	5,363,579	5,093,747	5,045,832	4,903,613	4,780,537
Net deferred loan fees and costs	25,566	23,094	20,907	19,177	16,814
	5,389,145	5,116,841	5,066,739	4,922,790	4,797,351
Allowance for loan losses	(43,176)	(41,470)	(40,438)	(39,480)	(39,090)
	$5,345,969	$5,075,371	$5,026,301	$4,883,310	$4,758,261

(1)
Includes $4.8 million, $4.1 million, $4.1 million, $4.2 million and $5.3 million of single family loans that are carried at fair value at March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018 and March 31, 2018, respectively.

Five Quarter Loan Roll-forward

(in thousands)	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018

Loans - beginning balance	$5,093,747	$5,045,832	$4,903,613	$4,780,537	$4,529,627
Originations	361,841	447,772	482,847	498,196	417,451
Purchases and advances	383,576	268,098	254,948	260,680	236,851
Payoffs, paydowns, sales and other	(474,737)	(667,676)	(595,462)	(634,580)	(403,340)
Charge-offs and transfers to OREO	(848)	(279)	(114)	(1,220)	(52)
Loans - ending balance	$5,363,579	$5,093,747	$5,045,832	$4,903,613	$4,780,537

Net change - loans outstanding	$269,832	$47,915	$142,219	$123,076	$250,910

Five Quarter New Loan Commitment Trend

(in thousands)	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018

Consumer loans
Single family	$36,545	$54,871	$107,040	$186,837	$124,608
Home equity and other	96,768	124,388	124,446	140,968	91,794
Total consumer	133,313	179,259	231,486	327,805	216,402
Commercial real estate loans
Non-owner occupied commercial real estate	45,008	64,572	49,257	23,577	35,650
Multifamily	141,748	151,769	136,827	89,112	88,698
Construction/land development	147,030	240,680	235,857	346,249	302,444
Total commercial real estate	333,786	457,021	421,941	458,938	426,792
Commercial and industrial loans
Owner occupied commercial real estate	6,623	16,744	8,590	7,693	11,213
Commercial business	72,737	39,322	63,358	44,332	36,555
Total commercial and industrial loans	79,360	56,066	71,948	52,025	47,768
	$546,459	$692,346	$725,375	$838,768	$690,962
Loans Held for Investment
Loans held for investment increased $269.8 million or 5% compared to December 31, 2018. Included in the increase for the quarter were $86.4 million of acquired commercial and industrial loans and $23.5 million of non-owner occupied commercial real estate loans. Not including acquired loans, loans grew organically by 3% or $157.6 million.

Five Quarter Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018

Beginning balance	$42,913	$41,854	$40,982	$40,446	$39,116
Provision for credit losses	1,500	500	750	1,000	750
Recoveries, net of (charge-offs)	123	559	122	(464)	580
Ending balance	$44,536	$42,913	$41,854	$40,982	$40,446
Components:
Allowance for loan losses	$43,176	$41,470	$40,438	$39,480	$39,090
Allowance for unfunded commitments	1,360	1,443	1,416	1,502	1,356
Allowance for credit losses	$44,536	$42,913	$41,854	$40,982	$40,446

Allowance as a % of loans held for investment (1) (2)	0.80%	0.81%	0.80%	0.80%	0.81%
Allowance as a % of nonaccrual loans	271.99%	356.92%	419.57%	409.97%	359.32%

(1)
Includes loans acquired in bank acquisitions. Excluding acquired loans, allowance for loan losses/total loans was 0.86%, 0.85%, 0.84%, 0.85% and 0.87% at March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018 and March 31, 2018, respectively.

(2)	In this calculation, loans held for investment includes loans that are carried at fair value.

Five Quarter Nonperforming Assets

(in thousands)	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018

Nonaccrual loans (1)	$15,874	$11,619	$9,638	$9,630	$10,879
Other real estate owned	838	455	751	751	297
Total nonperforming assets (2)	$16,712	$12,074	$10,389	$10,381	$11,176

Nonaccrual loans as a % of total loans	0.29%	0.23%	0.19%	0.20%	0.23%
Nonperforming assets as a % of total assets	0.23%	0.17%	0.15%	0.14%	0.16%

(1)	Generally, loans are placed on nonaccrual status when they are 90 or more days past due, unless payment is insured by the FHA or guaranteed by the VA.

(2)
Includes $1.7 million, $1.9 million, $1.4 million, $1.4 million and $1.7 million of nonperforming loans guaranteed by the SBA at March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018 and March 31, 2018, respectively.

Nonperforming Assets (NPAs) roll-forward

	Quarter Ended
(in thousands)	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018

Beginning balance	$12,074	$10,389	$10,381	$11,176	$15,705
Additions	6,887	3,139	1,390	2,097	698
Reductions:
Gross charge-offs	(4)	(148)	(78)	(76)	(47)
OREO sales	(455)	(297)	—	—	(367)
Principal paydowns, payoff advances, and equity adjustments	(1,695)	(709)	(642)	(2,001)	(891)
Transferred back to accrual status	(95)	(300)	(662)	(815)	(3,922)
Total reductions	(2,249)	(1,454)	(1,382)	(2,892)	(5,227)
Net additions (reductions)	4,638	1,685	8	(795)	(4,529)
Ending balance (1)	$16,712	$12,074	$10,389	$10,381	$11,176

(1)
Includes $1.7 million, $1.9 million, $1.4 million, $1.4 million and $1.7 million of nonperforming loans guaranteed by the SBA at March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018 and March 31, 2018, respectively.

Delinquencies

(in thousands)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total loans

March 31, 2019
Total loans held for investment	$6,670	$7,551	$45,147	$59,368	$5,304,211	$5,363,579
Less: FHA/VA loans (1)	4,928	4,119	29,273	38,320	71,058	109,378
Less: guaranteed portion of SBA loans (2)	—	—	1,682	1,682	6,864	8,546
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$1,742	$3,432	$14,192	$19,366	$5,226,289	$5,245,655
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.03%	0.07%	0.27%	0.37%	99.63%	100.00%

December 31, 2018
Total loans held for investment	$9,870	$3,753	$50,735	$64,358	$5,029,389	$5,093,747
Less: FHA/VA loans (1)	7,003	3,583	39,116	49,702	70,589	120,291
Less: guaranteed portion of SBA loans (2)	—	—	1,872	1,872	6,726	8,598
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$2,867	$170	$9,747	$12,784	$4,952,074	$4,964,858
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.06%	—%	0.20%	0.26%	99.74%	100.00%

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.

(2)	Represents that portion of loans whose repayments are guaranteed by the SBA.

Asset Quality
Credit quality remained strong, with nonperforming assets remaining low at 0.23% of total assets. The increase from December 31, 2018 was primarily due to a downgrade of one SBA 504 construction loan of $4.7 million to nonaccrual regarding which construction is complete, the business is operating, and the underlying real estate is contracted for sale. We believe this loan is sufficiently collateralized to avoid potential losses. The delinquency rate (excluding FHA/VA insured and guaranteed portion of SBA loans) was 0.37% at March 31, 2019 compared to 0.26% at December 31, 2018, the increase primarily related to the increase in nonaccrual loans.
The increase in the allowance for credit losses was primarily due to the growth in loan balances as compared to December 31, 2018 and March 31, 2018. The ALLL/Loan ratio decreased one basis point compared to December 31, 2018 and, in general continued to decline as the Bank has experienced net recoveries over the past four years combined with strong credit quality trends as evidenced by our low nonperforming loan to total loan ratio. Our portfolio also includes a pool of government guaranteed loans and loans obtained through acquisitions carried at fair value, all of which require nominal reserve amounts due to the government guarantee or accounting treatment. All of these factors contributed to determining the current ALLL/Loan ratio and support the current ratio as compared to the previous quarter and year ago periods.

Loans Serviced for Others

(in thousands)	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018

Commercial
Multifamily DUS® (1)	$1,435,036	$1,458,020	$1,442,727	$1,357,929	$1,323,937
Other	86,561	84,457	83,308	82,083	81,436
Total commercial loans serviced for others	1,521,597	1,542,477	1,526,035	1,440,012	1,405,373

Single family
U.S. government and agency	5,450,159	19,541,450	19,211,119	18,493,704	22,715,153
Other	602,235	610,285	593,144	579,472	504,423
Total single family loans serviced for others	6,052,394	20,151,735	19,804,263	19,073,176	23,219,576
Total loans serviced for others	$7,573,991	$21,694,212	$21,330,298	$20,513,188	$24,624,949

(1)	Fannie Mae Multifamily Delegated Underwriting and Servicing Program ("DUS"®) is a registered trademark of Fannie Mae.

Loan Servicing Income

	Quarter Ended
(in thousands)	Mar. 31, 2019		Dec. 31, 2018	Sept. 30, 2018	June 30, 2018		Mar. 31, 2018

Commercial loan servicing income, net:
Servicing fees and other	$2,419		$2,107	$1,988	$2,001		$1,957
Amortization of capitalized MSRs	(1,376)		(1,236)	(1,034)	(1,064)		(1,049)
Commercial loan servicing income	1,043		871	954	937		908

Single family servicing income, net:(4)
Servicing fees and other	14,938		14,949	13,058	16,384		16,494
Changes in fair value of single family MSRs due to amortization (1)	(8,983)		(8,135)	(8,300)	(9,400)		(8,870)
	5,955		6,814	4,758	6,984		7,624
Risk management, single family MSRs:(4)
Changes in fair value of MSR due to changes in model inputs and/or assumptions (2)	(5,278)	(3)	(13,532)	11,562	11,299	(3)	30,019
Net gain (loss) from derivatives economically hedging MSR	3,683		12,137	(9,446)	(12,188)		(30,977)
	(1,595)		(1,395)	2,116	(889)		(958)
Single Family servicing income	4,360		5,419	6,874	6,095		6,666

Total loan servicing income	$5,403		$6,290	$7,828	$7,032		$7,574

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)
Includes pre-tax income of $774 thousand and $573 thousand, net of transaction costs and prepayment reserves, for the first quarter of 2019 and the second quarter 2018, respectively, sales of single family MSRs.

(4)	Includes both continuing and discontinued operations.

Capitalized Mortgage Servicing Rights ("MSRs")

	Quarter Ended
(in thousands)	Mar. 31, 2019		Dec. 31, 2018	Sept. 30, 2018	June 30, 2018		Mar. 31, 2018

Commercial Mortgage Servicing Rights
Beginning balance	$28,326		$28,136	$26,460	$26,042		26,093
Originations	631		1,267	2,657	1,409		934
Amortization	(1,265)		(1,077)	(981)	(991)		(985)
Ending balance	$27,692		$28,326	$28,136	$26,460		$26,042
Ratio of MSR carrying value to related loans serviced for others	1.92%		1.93%	1.94%	1.93%		1.95%
MSR servicing fee multiple (1)	3.99		4.02	4.04	4.03		4.05
Weighted-average note rate (loans serviced for others)	4.40%		4.39%	4.38%	4.34%		4.34%
Weighted-average servicing fee (loans serviced for others)	0.48%		0.48%	0.48%	0.48%		0.48%

Single Family Mortgage Servicing Rights
Beginning balance	$252,168		$263,622	$245,744	$294,062		$258,560
Additions and amortization:
Originations	7,287		10,057	14,525	16,673		14,353
Sale of servicing rights	(176,944)		—	(12)	(66,890)		—
Changes due to amortization (2)	(8,983)		(8,135)	(8,300)	(9,400)		(8,870)
Net additions and amortization	(178,640)		1,922	6,213	(59,617)		5,483
Changes in fair value due to changes in model inputs and/or assumptions (3)	(5,278)	(4)	(13,376)	11,665	11,299	(4)	30,019
Ending balance	$68,250		$252,168	$263,622	$245,744		$294,062
Ratio of MSR carrying value to related loans serviced for others	1.13%		1.25%	1.33%	1.29%		1.27%
MSR servicing fee multiple (5)	3.86		4.34	4.61	4.47		4.49
Weighted-average note rate (loans serviced for others)	4.32%		4.19%	4.15%	4.10%		4.01%
Weighted-average servicing fee (loans serviced for others)	0.29%		0.29%	0.29%	0.29%		0.28%

(1) Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)
Includes pre-tax income of $774 thousand and $573 thousand, net of transaction costs and prepayment reserves, resulting from the first quarter of 2019 and the second quarter 2018 sale of single family MSRs, respectively.

(4)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.
Loan Servicing from continuing and discontinued operations
The decrease in loans serviced for others was primarily due to the sale of single family mortgages serviced for others with an unpaid principal balance ("UPB") of $14.26 billion. The transaction was executed on March 29 2019, and did not materially impact servicing income for the quarter. It was comprised of the sale of mortgage servicing rights related to single family mortgage loans held by or pooled in securities guaranteed by Fannie Mae and Freddie Mac with aggregate UPB of approximately $9.89 billion, and the sale of mortgage servicing rights related to single family mortgage loans pooled in Ginnie Mae mortgage backed securities with aggregate UPB of approximately $4.37 billion.
The decrease in single family loan servicing income from the fourth quarter of 2018 was primarily due to an increase in amortization. The decrease in single family servicing income compared to first quarter of 2018 was primarily due to a lower average UPB of loans serviced for others as a result of our sale of single family mortgage servicing rights in the second quarter of 2018 and lower risk management results. The lower risk management results were primarily driven by a more volatile interest rate environment, the continued flattening of the yield curve, and increased negative convexity cost.

Five Quarter Deposits

(in thousands)	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018

Deposits by Product:(1)
Noninterest-bearing accounts - checking and savings	$683,840	$612,540	$608,839	$627,893	$595,549
Interest-bearing transaction and savings deposits:
NOW accounts	415,402	376,137	442,158	486,104	480,620
Statement savings accounts due on demand	241,747	245,795	272,949	283,969	295,096
Money market accounts due on demand	2,014,662	1,935,516	1,907,782	1,932,340	1,926,153
Total interest-bearing transaction and savings deposits	2,671,811	2,557,448	2,622,889	2,702,413	2,701,869
Total transaction and savings deposits	3,355,651	3,169,988	3,231,728	3,330,306	3,297,418
Certificates of deposit	1,644,768	1,579,806	1,548,392	1,396,082	1,319,842
Noninterest-bearing accounts - other	397,015	301,614	374,922	393,897	431,736
Total deposits	$5,397,434	$5,051,408	$5,155,042	$5,120,285	$5,048,996

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	12.7%	12.1%	11.8%	12.3%	11.8%
Interest-bearing transaction and savings deposits:
NOW accounts	7.7	7.4	8.6	9.5	9.5
Statement savings accounts, due on demand	4.5	4.9	5.3	5.5	5.8
Money market accounts, due on demand	37.3	38.3	37.0	37.7	38.1
Total interest-bearing transaction and savings deposits	49.5	50.6	50.9	52.7	53.4
Total transaction and savings deposits	62.2	62.7	62.7	65.0	65.2
Certificates of deposit	30.5	31.3	30.0	27.3	26.1
Noninterest-bearing accounts - other	7.3	6.0	7.3	7.7	8.7
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

(1)
Includes $219.1 million, $162.8 million, $211.5 million, $219.1 million, $245.3 million in servicing deposits related to discontinued operations for the periods ended March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018 and March 31, 2018, respectively.

Deposits
Included in deposits at March 31, 2019 and December 31, 2018 were $219.1 million and $162.8 million, respectively, in deposits from discontinued operations. The increase in deposits from December 31, 2018 was primarily driven by an increase in consumer deposits. The increase was a result of competitive rates offered on CDs and money markets accounts as well as the implementation of a pro-active pricing strategy in connection with large balances of maturing CDs and rate sensitive CD products. The increase also included $74.5 million in deposits related to the acquisition of the Silvergate retail deposit branch in the first quarter of 2019, including $42.7 million of noninterest-bearing accounts and $31.8 million of money market and savings accounts.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we have disclosed the following non-GAAP financial measures: core net income; core diluted income per common share; core efficiency ratios; net income (loss), excluding income tax reform-related items, and acquisition-related items, loss on exit and disposal and restructuring related items, net of tax and adjusted noninterest expense from continuing operations. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We have disclosed the following non-GAAP financial measures: core net income; core diluted income per common share and noninterest expense, excluding income tax reform-related items, restructuring-related items, net of tax, and acquisition-related items, net of tax; net income, excluding income tax reform-related items, and acquisition-related items and restructuring-related items, net of tax. We have also disclosed adjusted noninterest expense from continuing operations which excludes Stranded Costs and presented core efficiency ratios, which eliminate costs incurred in connection with acquisitions and the impact of restructuring related recoveries or expenses. We refer to all of the above non-GAAP financial measurements as "Core" or "Adjusted" measurements. We have also presented return on average shareholders' equity, return on average tangible shareholders' equity, and return on average assets, in each case excluding income tax reform-related items, restructuring related items and acquisition-related items, net of tax. We believe all of these non-GAAP measures are useful to investors who are seeking to exclude the Tax Reform Act related tax benefit, the after-tax impact of restructuring charges and the after-tax impact of acquisition-related expenses, which we recorded in connection with our acquisition of one retail deposit branch in Southern California on September 15, 2017 and one retail branch in San Diego County in March 2019. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our results of core operations by excluding certain loss on exit or disposal and restructuring-related expenses, as well as acquisition-related revenues and expenses, the impact of the Tax Reform Act tax benefit and in some cases Stranded Costs that may not be indicative of our expected recurring results of operations.

Similarly, we have provided information about our balance sheet items, including total loans, total deposits and total assets, adjusted in each case to eliminate acquisition-related impacts.

We also have disclosed tangible shareholders' equity, tangible book value per share of common stock, average tangible shareholders' equity and return on average tangible shareholders' equity which are non-GAAP financial measures.

We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are available to institutional investors and analysts to help them assess the strength of our business on a normalized basis.

Below we present a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP measure.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended
(dollars in thousands, except share data)	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018

Shareholders' equity	$747,031	$739,520	$714,782	$706,459	$700,963
Less: Goodwill and other intangibles	(36,919)	(28,035)	(28,442)	(28,848)	(29,254)
Tangible shareholders' equity (1)	$710,112	$711,485	$686,340	$677,611	$671,709

Common shares outstanding	27,038,257	26,995,348	26,989,742	26,978,229	26,972,074

Shareholders' equity per share	$27.63	$27.39	$26.48	$26.19	$25.99
Impact of goodwill and other intangibles	(1.37)	(1.03)	(1.05)	(1.07)	(1.09)
Tangible book value per share (2)	$26.26	$26.36	$25.43	$25.12	$24.90

Average shareholders' equity	$750,466	$733,969	$760,446	$751,593	$717,742
Less: Average goodwill and other intangibles	(28,611)	(28,277)	(28,698)	(29,109)	(29,500)
Average tangible shareholders' equity	$721,855	$705,692	$731,748	$722,484	$688,242

Return on average shareholders' equity	(0.91)%	8.30%	6.23%	3.78%	3.27%
Impact of goodwill and other intangibles	(0.04)%	0.33%	0.24%	0.15%	0.14%
Return on average tangible shareholders' equity (2)	(0.95)%	8.63%	6.47%	3.93%	3.41%

Return on average shareholders' equity	(0.91)%	8.30%	6.23%	3.78%	3.27%
Impact of tax reform-related benefit	—%	(2.66)%	—%	—%	—%
Impact of restructuring-related expenses (net of tax)	5.10%	(0.37)%	0.22%	2.90%	(0.13)%
Impact of acquisition-related expenses (net of tax)	0.15%	0.03%	—%	—%	(0.02)%
Return on average shareholders' equity, excluding income tax reform-related benefit, restructuring-related (net of tax) and acquisition-related expenses (net of tax)	4.34%	5.30%	6.45%	6.68%	3.12%

Return on average assets	(0.10)%	0.86%	0.66%	0.40%	0.35%
Impact of tax reform-related benefit	—%	(0.27)%	—	—	—
Impact of restructuring-related expenses (net of tax)	0.53%	(0.04)%	0.02%	0.31%	(0.01)%
Impact of acquisition-related expenses (net of tax)	0.02%	—%	0.01%	—%	(0.01)%
Return on average assets, excluding income tax reform-related benefit, restructuring-related (net of tax) and acquisition-related expenses (net of tax)	0.45%	0.55%	0.69%	0.71%	0.33%

(1)
Tangible shareholders' equity is considered a non-GAAP financial measure and should be viewed in conjunction with shareholders' equity. Tangible shareholders' equity is calculated by deducting goodwill and intangible assets (excluding loan servicing rights) from shareholders' equity.

(2)
Tangible book value, a non-GAAP financial measure is calculated by dividing tangible shareholders' equity by the number of common shares outstanding. The return on average tangible shareholders' equity, a non-GAAP financial measure is calculated by dividing net earnings available to common shareholders (annualized) by average tangible shareholders' equity.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended
(in thousands)	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018

Consolidated results (consolidated):
Net (loss) income	$(1,715)	$15,227	$11,835	$7,099	$5,866
Impact of income tax reform-related benefit	—	(4,884)	—	—	—
Impact of loss on exit or disposal and restructuring-related (recoveries) expenses, net of tax	9,564	(676)	414	5,445	(230)
Impact of acquisition-related (recoveries) expenses, net of tax	290	54	4	3	(39)
Core net income	$8,139	$9,721	$12,253	$12,547	$5,597
Noninterest expense (2)	97,700	84,644	94,595	110,565	100,769
Impact of loss on exit or disposal and restructuring-related (expenses) recoveries (1)	(12,106)	856	(524)	(6,892)	291
Impact of acquisition-related recoveries (expenses)	(367)	(68)	(5)	(4)	50
Noninterest expense, excluding restructuring and acquisition-related recoveries (expenses)	$85,227	$85,432	$94,066	$103,669	$101,110

Efficiency ratio	100.66%	84.64%	86.19%	91.84%	92.20%
Impact of loss on exit or disposal and restructuring-related (expenses) recoveries	(12.47)%	0.86%	(0.48)%	(5.72)%	0.26%
Impact of acquisition-related (expenses) recoveries	(0.38)%	(0.07)%	—%	(0.01)%	0.05%
Core efficiency ratio	87.81%	85.43%	85.71%	86.11%	92.51%

Diluted earnings per common share	$(0.06)	$0.56	$0.44	$0.26	$0.22
Impact of income tax reform-related benefit	—	(0.18)	—	—	—
Impact of loss on exit or disposal and restructuring-related (recoveries) expenses, net of tax	0.35	(0.02)	0.01	0.20	(0.01)
Impact of acquisition-related (recoveries) expenses, net of tax	0.01	—	—	—	—
Core diluted earnings per common share	$0.30	$0.36	$0.45	$0.46	$0.21

Return on average tangible shareholders' equity	(0.95)%	8.63%	6.47%	3.93%	3.41%
Impact of income tax reform-related benefit	—%	(2.77)%	—%	—%	—%
Impact of loss on exit or disposal and restructuring-related expenses (recoveries), net of tax	5.30%	(0.38)%	0.23%	3.01%	(0.13)%
Impact of acquisition-related (recoveries) expenses, net of tax	0.16%	0.03%	—%	0.01%	(0.03)%
Return on average tangible shareholders' equity, excluding income tax reform-related benefit, loss on exit or disposal and restructuring-related expenses, net of tax, and acquisition-related (recoveries) expenses, net of tax	4.51%	5.51%	6.70%	6.95%	3.25%

Reconciliation of adjusted noninterest expense from continuing operations:
Noninterest expense from continuing operations	47,846	47,892	47,914	49,964	49,471
Impact of stranded costs (3)	(8,294)	(9,492)	(10,104)	(10,679)	(11,199)
Adjusted noninterest expense from continuing operations	$39,552	$38,400	$37,810	$39,285	$38,272

(1)
Gain /loss on disposal and restructuring costs in Q1 2019 contain $10.7 million, $1.1 million and $1.1 million related to facilities & IT, severance, and other costs, respectively, and a $774 thousand gain on sale of MSR.

(2)
Includes noninterest expense from discontinued operations in the amount of $49.9 million, $36.8 million, $46.7 million, $60.6 million $51.3 million for the three months ended March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018 and March 31, 2018, respectively.

(3)
As a result of the Board's plan of exit or disposal, the revenues and certain expenses associated with the businesses sold have been classified as discontinued operations. Expenses classified within discontinued operations include only direct operating expenses incurred by the businesses discontinued that are identifiable as costs of the businesses sold, but only to the extent that we did not continue to recognize such expenses after the close of the transaction. Certain indirect costs, such as those related to corporate overhead and shared service functions, such as IT, HR, legal and accounting, that were previously allocated to the businesses discontinued and other expenses that do not meet the foregoing criteria are reported within continuing operations. These costs reported within continuing operations ("Stranded Costs") are included in Adjusted noninterest expense from continuing operations for all periods presented.

Forward-Looking Statements

This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial condition and likelihood of success, as well as plans and expectations for future actions and events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about our expectations about future performance and financial condition, long term value creation, reduction in volatility, reliability of earnings, the nature and magnitude of expected charges related to our plan of exit for our home loan center-based mortgage operations and expectations regarding the sale of assets related to the home loan based mortgage business (the "Asset Sale") and transfer of the mortgage servicing rights sold on March 29, 2019 (the "MSR sales"). When used in this press release, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond management's control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with recent restructuring activities, the ongoing need to anticipate and address similar issues affecting our business, and challenges to our ability to efficiently expand our banking operations, meet our growth targets, maintain our competitive position and generate positive net income and cash flow. These limitations and risks include the risk that conditions to the completion of the proposed Asset Sale not being satisfied on the timeline we have anticipated or at all; the risk that we may be delayed or prevented from transferring the mortgage servicing rights sold in the MSR Sales on the timeline we expect or at all, any difficulties associated with requests or directions from governmental authorities resulting from their review of the Asset Sale; unexpected costs, charges or expenses relating to or resulting from the Asset Sale and the MSR Sales; the possibility that we may not complete the Asset Sale; changes in general political and economic conditions that impact our markets and our business; actions by the Federal Reserve Board and financial market conditions that affect monetary and fiscal policy; regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, including new or changing interpretations of existing statutes or regulations and restrictions, fines or penalties that could be imposed by our regulators on certain aspects of our operations or on our growth initiatives and acquisition activities; our ability to maintain electronic and physical security of our customer data and our information systems; our ability to maintain compliance with current and evolving laws and regulations; our ability to attract and retain key personnel; the uncertainty and potentially destabilizing impact on our employees and customers from the recent activity of shareholder activists; employee litigation risk arising from current or past operations including but not limited to various restructuring activities undertaken by the Bank in recent years;
our ability to make accurate estimates of the value of our non-cash assets and liabilities; our ability to operate our business efficiently in a time of lower revenues and increases in the competition in our industry and across our markets; and the extent of our success in resolving problem assets. The results of our restructuring activities and cost efficiency measures may fall short of our financial and operational expectations. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards; decreases in interest rates; increase in competition for loans; unfavorable changes in general economic conditions, including housing prices and the job market; the impact of natural disasters on housing availability; the ability of our customers to meet their debt obligations; consumer confidence and spending habits either nationally or in the regional and local market areas in which we do business; and recent and future legislative or regulatory actions or reform that affect us directly or our business or the banking or mortgage industries more generally. A discussion of the factors that may pose a risk to the achievement of our business goals and our operational and financial objectives is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which we update from time to time in our filings with the Securities and

Exchange Commission. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

The information contained herein is unaudited, although certain information related to the year ended December 31, 2018 has been derived from our audited financial statements for the year then ended as included in our 2018 Form 10-K. All financial data, for the year end December 31, 2018 should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2018 and the notes to such consolidated financial statements of HomeStreet, Inc. and subsidiaries as of and for the fiscal year ended December 31, 2018, as contained in the Company's Annual Report on Form 10-K for such fiscal year.